EXHIBIT 99.1

AutoZone 1st Quarter Total Company Same Store Sales Increase 1.8%; Domestic Same Store Sales Increase 0.3%; 1st Quarter EPS of $32.52

MEMPHIS, Tenn., Dec. 10, 2024 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $4.3 billion for its first quarter (12 weeks) ended November 23, 2024, an increase of 2.1% from the first quarter of fiscal 2024 (12 weeks). Same store sales, or sales for our domestic and international stores open at least one year, are as follows:

		Constant Currency
	12 Weeks	12 Weeks*

Domestic	0.3%	0.3%
International	1.0%	13.7%
Total Company	0.4%	1.8%
* Excludes impacts from fluctuations of foreign exchange rates.

For the quarter, gross profit, as a percentage of sales, was 53.0%, an increase of 16 basis points versus the prior year driven by higher merchandise margins. Operating expenses, as a percentage of sales, were 33.3% versus last year at 32.6%.

Operating profit decreased 0.9% to $841.1 million. Net income for the quarter was $564.9 million compared to $593.5 million in the same period last year, while diluted earnings per share were $32.52 compared to last year at $32.55.

Under its share repurchase program, AutoZone repurchased 160 thousand shares of its common stock during the first quarter, at an average price per share of $3,156, for a total investment of $505.2 million. Since the inception of the share repurchase program, the Company has repurchased a total of 155 million shares of its common stock, at an average price of $241, for a total investment of $37.5 billion. At the end of the first quarter, the Company had $1.7 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 8.7% over the same period last year and net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $166 thousand versus negative $197 thousand last year and negative $163 thousand last quarter.

“I would like to thank all our AutoZoners across the globe for their efforts in helping us deliver solid first quarter results.  We were pleased with the progress in our DIY same store sales result from the prior quarter as average ticket and traffic trends improved.  Our domestic Commercial sales were up 3.2% and we were encouraged by the improving trends seen at the end of the quarter.  Our international businesses continued to perform well with same store sales up just under 14% on a constant currency basis.  While currency rate moves depressed reported sales and earnings growth, our international performance remains encouraging as we continue to focus on opening more stores in these markets.  We feel we are well positioned for growth heading into the remainder of the fiscal year, as we believe the initiatives we have in place to improve customer service and grow market share are on track.  As we continue to invest in our business, we remain committed to our disciplined approach of a focus on increasing earnings and operating cash flow, all while delivering strong shareholder value,” said Phil Daniele, President and Chief Executive Officer.

During the quarter ended November 23, 2024, AutoZone opened 23 new stores in the U.S., six in Mexico and five in Brazil for a total of 34 new stores. As of November 23, 2024, the Company had 6,455 stores in the U.S., 800 in Mexico and 132 in Brazil for a total store count of 7,387.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light duty trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. The majority of stores have a commercial sales program that provides prompt delivery of parts and other products and commercial credit to local, regional and national repair garages, dealers, service stations, fleet owners and other accounts. AutoZone also sells automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. Additionally, we sell the ALLDATA brand of automotive diagnostic, repair, collision and shop management software through www.alldata.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

AutoZone will host a conference call this morning, Tuesday, December 10, 2024, beginning at 10:00 a.m. (ET) to discuss its first quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com by clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062, passcode 205511. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 51442 through December 24, 2024.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to earnings before interest, taxes, depreciation, amortization, rent and share-based expense (“EBITDAR”). The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements herein constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions, although not all forward-looking statements contain such identifying words. These statements are based on assumptions and assessments made by our management in light of experience, historical trends, current conditions, expected future developments and other factors that we believe appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand, due to changes in fuel prices, miles driven or otherwise; energy prices; weather, including extreme temperatures and natural disasters; competition; credit market conditions; cash flows; access to financing on favorable terms; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; public health issues; inflation, including wage inflation; exchange rates; the ability to hire, train and retain qualified employees, including members of management; construction delays; failure or interruption of our information technology systems; issues relating to the confidentiality, integrity or availability of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges associated with doing business in and expanding into international markets; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; tariffs; new accounting standards; our ability to execute our growth initiatives; and other business interruptions. These and other risks and uncertainties could materially and adversely affect our business and are discussed in more detail in the “Risk Factors” section in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 31, 2024. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those contemplated by such forward-looking statements. However, it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Jennifer Hughes at (901) 495-6022, jennifer.hughes@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2025

Condensed Consolidated Statements of Operations
1st Quarter, FY2025
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 23, 2024	November 18, 2023

Net sales	$4,279,641	$4,190,277
Cost of sales	2,011,584	1,976,261
Gross profit	2,268,057	2,214,016
Operating, SG&A expenses	1,426,908	1,365,412
Operating profit (EBIT)	841,149	848,604
Interest expense, net	107,629	91,384
Income before taxes	733,520	757,220
Income tax expense	168,587	163,757
Net income	$564,933	$593,463
Net income per share:
Basic	$33.40	$33.51
Diluted	$32.52	$32.55
Weighted average shares outstanding:
Basic	16,913	17,709
Diluted	17,370	18,234

Selected Balance Sheet Information
(in thousands)
	November 23, 2024	November 18, 2023	August 31, 2024

Cash and cash equivalents	$304,018	$282,981	$298,172
Merchandise inventories	6,274,070	5,774,467	6,155,218
Current assets	7,420,550	6,956,801	7,306,759
Property and equipment, net	6,281,103	5,713,157	6,183,539
Operating lease right-of-use assets	3,086,857	2,998,672	3,057,780
Total assets	17,465,762	16,292,570	17,176,538
Accounts payable	7,498,696	7,182,948	7,355,701
Current liabilities	8,888,570	8,785,622	8,714,243
Operating lease liabilities, less current portion	2,982,977	2,910,727	2,960,174
Total Debt	9,012,539	8,583,523	9,024,381
Stockholders' deficit	(4,672,921)	(5,213,671)	(4,749,614)
Working capital	(1,468,020)	(1,828,821)	(1,407,484)

AutoZone's 1st Quarter Highlights - Fiscal 2025

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)
	Trailing 4 Quarters
	November 23, 2024	November 18, 2023
Net income	$2,633,897	$2,582,571
Add: Interest expense	467,823	340,033
Income tax expense	679,533	676,953
EBIT	3,781,253	3,599,557

Add: Depreciation and amortization	562,704	508,548
Rent expense(1)	454,189	412,210
Share-based expense	109,450	96,995
EBITDAR	$4,907,596	$4,617,310

Debt	$9,012,539	$8,583,523
Financing lease liabilities	388,847	285,145
Add: Rent x 6(1)	2,725,134	2,473,260
Adjusted debt	$12,126,520	$11,341,928

Adjusted debt to EBITDAR	2.5	2.5

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Trailing 4 Quarters
	November 23, 2024	November 18, 2023
Net income	$2,633,897	$2,582,571
Adjustments:
Interest expense	467,823	340,033
Rent expense(1)	454,189	412,210
Tax effect(2)	(189,013)	(156,466)
Adjusted after-tax return	$3,366,896	$3,178,348

Average debt(3)	$8,849,457	$7,392,640
Average stockholders' deficit(3)	(4,862,353)	(4,377,447)
Add: Rent x 6(1)	2,725,134	2,473,260
Average financing lease liabilities(3)	349,471	291,567
Invested capital	$7,061,709	$5,780,020

Adjusted After-Tax ROIC	47.7%	55.0%

(1)The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the trailing four quarters ended November 23, 2024 and November 18, 2023.

	Trailing 4 Quarters
(in thousands)	November 23, 2024	November 18, 2023
Total lease cost, per ASC 842	$602,034	$536,217
Less: Financing lease interest and amortization	(108,665)	(90,864)
Less: Variable operating lease components, related to insurance and common area maintenance	(39,180)	(33,143)
Rent expense	$454,189	$412,210

(2)Effective tax rate over the trailing four quarters ended November 23, 2024 and November 18, 2023 was 20.5% and 20.8%, respectively.
(3)All averages are computed based on trailing five quarter balances.

Other Selected Financial Information
(in thousands)
	November 23, 2024	November 18, 2023
Cumulative share repurchases ($ since fiscal 1998)	$37,491,245	$35,316,947
Remaining share repurchase authorization ($)	1,658,755	333,053

Cumulative share repurchases (shares since fiscal 1998)	155,341	154,612

Shares outstanding, end of quarter	16,810	17,326

	12 Weeks Ended	12 Weeks Ended
	November 23, 2024	November 18, 2023

Depreciation and amortization	$133,173	$120,224

Cash flow from operations	811,803	830,259

Capital spending	247,035	235,428

AutoZone's 1st Quarter Highlights - Fiscal 2025
Condensed Consolidated Statements of Operations
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended
	November 23, 2024		November 18, 2023
Domestic:
Beginning stores	6,432		6,300
Stores opened	23		17
Stores closed	-		(1)
Ending domestic stores	6,455		6,316

Relocated stores	2		-

Stores with commercial programs	5,935		5,803

Square footage (in thousands)	42,844		41,749

Mexico:
Beginning stores	794		740
Stores opened	6		5
Ending Mexico stores	800		745

Brazil:
Beginning stores	127		100
Stores opened	5		4
Ending Brazil stores	132		104

Total	7,387		7,165

Total Company stores opened, net	34		25

Square footage (in thousands)	49,781		48,062
Square footage per store	6,739		6,708

Sales Statistics
($ in thousands, except sales per average square foot)
Total AutoZone Stores (Domestic, Mexico and Brazil)	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
	November 23, 2024		November 18, 2023		November 23, 2024(1)	November 18, 2023
Sales per average store	$570		$575		$2,506	$2,453
Sales per average square foot	$85		$86		$373	$366

Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$4,199,732		$4,115,694		$18,235,314	$17,344,925
% Increase vs. LY	2.0%		5.1%		5.1%	6.6%

Domestic Commercial
Total domestic commercial sales	$1,128,237		$1,092,920		$4,918,080	$4,657,020
% Increase vs. LY	3.2%		5.7%		5.6%	6.7%

Average sales per program per week	$15.9		$15.9		$15.8	$15.9
% Increase vs. LY	0.0%		(0.6%)		(0.6%)	1.3%

All Other, including ALLDATA
All other sales	$79,909		$74,583		$344,318	$317,493
% Increase vs. LY	7.1%		7.8%		8.4%	7.7%

(1)Fiscal 2024 results include an additional week of sales of approximately $359.1 million for Total Auto Parts, $95.7 million for Domestic Commercial and $6.7 million for All Other. Sales per average store and sales per square foot benefited from the additional week by $49K and $7K, respectively.

	12 Weeks Ended		12 Weeks Ended
Same store sales(2)	November 23, 2024		November 18, 2023
Domestic	0.3%		1.2%
International	1.0%		25.1%
Total Company	0.4%		3.4%

International - Constant Currency	13.7%		10.9%
Total Company - Constant Currency	1.8%		2.1%

(2)Same store sales are based on sales for all stores open at least one year. Constant Currency same store sales exclude the impact of fluctuations of foreign currency exchange rates by converting both the current year and prior year international results at the prior year foreign currency exchange rate.

Inventory Statistics (Total Stores)
	as of		as of
	November 23, 2024		November 18, 2023
Accounts payable/inventory	119.5%		124.4%

($ in thousands)
Inventory	$6,274,070		$5,774,467
Inventory per store	849		806
Net inventory (net of payables)	(1,224,626)		(1,408,481)
Net inventory/per store	(166)		(197)

	Trailing 5 Quarters
	November 23, 2024		November 18, 2023
Inventory turns	1.4	x	1.5	x